Exhibit 99.1
ANCESTRY.COM LLC REPORTS SECOND QUARTER 2016 FINANCIAL RESULTS
– Second Quarter Revenues of $211.4 million, Up 25%Year-Over-Year –
– AncestryDNA Database Now Includes More Than 2 Million Samples –
LEHI, Utah, July 20, 2016 – Ancestry.com LLC (the “Company”), the leader in family history and consumer genomics, reported financial results today for the second quarter ended June 30, 2016.
“Ancestry's performance continued to accelerate in the second quarter," said Tim Sullivan, Chief Executive Officer of Ancestry. "The combined value proposition of our market-leading family history and DNA offerings has helped deliver over $750 million in revenue in the last four quarters. We are excited about the opportunities ahead and remain focused on execution and investing in the long-term growth of the company.”
Second Quarter 2016 Financial Highlights

•
Total revenues for the second quarter of 2016 were $211.4 million compared to $169.4 million in the second quarter of 2015, resulting from revenue growth in both AncestryDNA and the core Ancestry websites.

•
Net (loss) income for the second quarter of 2016 was $(10.5) million compared to $13.7 million in the second quarter of 2015, primarily due to the impact of $30.9 million in transaction-related expenses(1) incurred during the second quarter of 2016.

•
Adjusted EBITDA(2) for the second quarter of 2016 was $70.4 million compared to $67.3 million in the second quarter of 2015. Adjusted EBITDA for the second quarter of 2016 excludes the impact of $30.9 million in transaction-related expenses(1) incurred during the second quarter of 2016. Additionally, adjusted EBITDA for the second quarter of 2016 included $3.7 million of non-operating costs such as business optimization consulting, litigation and transaction-related severance. The prior year quarter included $0.3 million of similar non-operating costs.

•	Free cash flow(3) for the second quarter of 2016 was $16.2 million compared to $20.4 million for the second quarter of 2015.

•	Cash and cash equivalents totaled $118.9 million as of June 30, 2016.

•	Obligations under long-term debt(4) totaled $1.0 billion as of June 30, 2016.
Ancestry Business Updates

•
Company – On May 23, 2016 the Company announced the successful closing of the previously-announced transaction whereby Silver Lake Partners and GIC acquired substantial equity stakes in Ancestry at an enterprise value of approximately $2.6 billion. As a result, Silver Lake and GIC each now hold equal minority ownership positions while the Permira funds, Spectrum Equity, and Ancestry management remain as meaningful equity investors.

•	AncestryDNA – During the second quarter the AncestryDNA database surpassed 2.0 million samples, after reaching 1.0 million less than a year earlier.

•	Subscribers – Subscribers of Ancestry websites totaled approximately 2,419,000 as of June 30, 2016, up 2% compared to March 31, 2016 and up 9% compared to June 30, 2015.

•	Content – During the second quarter of 2016, the Company added to its collection of more than 18 billion records through launching and adding to significant collections from various sources including:

•	Netherlands birth, marriage, and death records, over 80 million records

•	Indiana vital records, over 30 million records

•	German Lutheran records, over 15 million records

•	Update to US Yearbooks, over 10 million records

•	US naturalizations, over 10 million records

•	Australia WW2 military records, over 1 million records

•
Adpay/Memoriams Acquisition – The Company completed the acquisition of Adpay, Inc., the creator and operator of the Memoriams.com obituary input network during the quarter. Memoriams.com submits obituaries to approximately 3,000 newspapers in the U.S. from its growing network of funeral homes.

(1)	Transaction-related expenses represent expenses associated with the May 2016 transaction involving Silver Lake Partners' and GIC's investment in the Company.

(2)
Adjusted EBITDA is defined as net income (loss) plus interest expense, net; other (income) expense, net; income tax expense (benefit); non-cash charges including depreciation, amortization and stock-based compensation expense; and transaction-related expenses, as defined in Footnote 1 above.

(3)	Free cash flow subtracts from adjusted EBITDA the capitalization of content databases, purchases of property, equipment and software and cash received (paid) for income taxes and interest.

(4)
This amount does not include $390.2 million in senior unsecured PIK notes issued by our parent company, Ancestry.com Holdings LLC. While not required, Ancestry.com LLC has made and intends to pay future distributions or loans to its parent related to the PIK notes, provided that such payments are permitted under Ancestry.com LLC's debt covenants.

Conference Call and Webcast
Ancestry.com will host a conference call today at 3:00 p.m. MT (5:00 p.m. ET). Participants can access the conference call by dialing (844) 831-3026 (domestic toll-free) or (315) 625-6887 (international) approximately ten minutes prior to the start time.
Use of Non-GAAP Measures
The Company believes that adjusted EBITDA and free cash flow are useful measures of operating performance because they exclude items that the Company does not consider indicative of its core performance. In the case of adjusted EBITDA, net income (loss) is adjusted for interest expense, net; other (income) expense, net; income tax expense (benefit); and non-cash charges including depreciation, amortization, and stock-based compensation expense; and transaction-related expenses. Free cash flow subtracts from adjusted EBITDA the capitalization of content databases, purchases of property, equipment and software and cash received (paid) for income taxes and interest. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income (loss) and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to net income (loss), the most directly comparable GAAP financial measure of these non-GAAP measures, is contained in tabular form on the attached unaudited summary financial statements.
The Company uses adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of the annual operating budget; to allocate resources to enhance the financial performance of its business; to evaluate the effectiveness of its business strategies; and in communications with its operating committee concerning its financial performance. The Company also uses adjusted EBITDA as a factor when determining the incentive compensation pool.
About Ancestry
Ancestry, the global leader in family history and consumer genomics, harnesses the information found in family trees, historical records, and DNA to help people gain a new level of understanding about their lives. Ancestry has more than 2.4 million paying subscribers across its core Ancestry websites and more than 2 million DNA samples in the AncestryDNA database. Since 1996, more than 18 billion records have been added, and users have created more than 80 million family trees on the Ancestry flagship site and its affiliated international websites. Ancestry offers a suite of family history products and services including AncestryDNA, Archives, ProGenealogists, Newspapers.com and Fold3.

Forward-Looking Statements
This press release contains forward-looking statements that relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These statements include statements describing the Company’s subscriber base, future earnings, financial and operating performance, its leadership position and its opportunities and prospects for growth, including growth in revenues, adjusted EBITDA and number of subscribers. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. In particular, such risks and uncertainties include the Company’s continued ability to attract and retain subscribers; continued service outages or a significant disruption in service on its websites; its continued ability to acquire content and make it available online; and its ability to add tools and features and provide value to satisfy customer demand. Information concerning these and additional factors that could cause events or results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended March 31, 2016, which was filed with the Securities and Exchange Commission on April 29, 2016, and in discussions in other of our Securities and Exchange Commission filings.
These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

ANCESTRY.COM LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$118,901	$128,157
Accounts receivable, net of allowances of $733 and $997 at June 30, 2016 and December 31, 2015, respectively	14,573	13,624
Prepaid expenses	9,916	12,228
Other current assets	15,042	8,700
Total current assets	158,432	162,709
Property and equipment, net	85,707	54,795
Content databases, net	274,934	282,281
Intangible assets, net	132,043	159,736
Goodwill	959,399	948,283
Other assets	14,351	13,956
Total assets	$1,624,866	$1,621,760
LIABILITIES AND MEMBER’S INTERESTS
Current liabilities:
Accounts payable	$13,940	$13,120
Accrued expenses	53,191	52,871
Deferred revenues	193,394	171,822
Current portion of long-term debt, net	7,103	7,087
Total current liabilities	267,628	244,900
Long-term debt, net	988,077	989,256
Financing obligation	45,661	22,900
Deferred income taxes	39,777	59,809
Other long-term liabilities	26,263	23,977
Total liabilities	1,367,406	1,340,842
Commitments and contingencies
Member’s interests:
Member’s interests	397,241	422,603
Accumulated deficit	(139,781)	(141,685)
Total member’s interests	257,460	280,918
Total liabilities and member’s interests	$1,624,866	$1,621,760

ANCESTRY.COM LLC
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenues:
Subscription revenues	$160,203	$145,408	$314,847	$287,125
Service and other revenues	51,221	24,016	93,087	46,896
Total revenues	211,424	169,424	407,934	334,021
Costs of revenues:
Cost of subscription revenues	27,641	25,584	54,991	51,279
Cost of service and other revenues	28,222	13,882	52,632	28,148
Total cost of revenues	55,863	39,466	107,623	79,427
Gross profit	155,561	129,958	300,311	254,594
Operating expenses:
Technology and development	27,643	24,282	53,647	47,725
Marketing and advertising	55,433	41,203	107,233	84,380
General and administrative	19,533	12,427	33,451	23,882
Amortization of intangible assets	18,052	27,464	36,642	54,927
Transaction-related expenses	30,874	—	32,306	—
Total operating expenses	151,535	105,376	263,279	210,914
Income from operations	4,026	24,582	37,032	43,680
Interest expense, net	(19,731)	(16,622)	(39,812)	(33,830)
Other (expense) income, net	(279)	190	(448)	(73)
(Loss) income before income taxes	(15,984)	8,150	(3,228)	9,777
Income tax benefit	5,520	5,512	5,132	6,679
Net (loss) income	$(10,464)	$13,662	$1,904	$16,456

Comprehensive (loss) income	$(10,464)	$13,662	$1,904	$16,456

ANCESTRY.COM LLC
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Reconciliation of adjusted EBITDA and free cash flow to net (loss) income:(5)
Net (loss) income	$(10,464)	$13,662	$1,904	$16,456
Interest expense, net	19,731	16,622	39,812	33,830
Other expense (income), net	279	(190)	448	73
Income tax benefit	(5,520)	(5,512)	(5,132)	(6,679)
Depreciation	6,191	5,544	11,904	11,106
Amortization	27,255	35,298	54,836	70,404
Stock-based compensation expense	2,053	1,876	3,937	3,801
Transaction-related expenses	30,874	—	32,306	—
Adjusted EBITDA	$70,399	$67,300	$140,015	$128,991
Capitalization of content databases	(5,669)	(9,140)	(11,889)	(16,540)
Purchases of property, equipment and software	(14,925)	(2,292)	(20,775)	(6,444)
Cash paid for interest(6)	(25,881)	(22,824)	(35,249)	(29,253)
Cash paid for income taxes	(7,687)	(12,600)	(8,148)	(12,805)
Free cash flow	$16,237	$20,444	$63,954	$63,949

ANCESTRY.COM LLC
Total Subscribers and Net Subscriber Additions
(in thousands)

	Three Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015
	(unaudited)
Total subscribers	2,419	2,372	2,220
Net subscriber additions	47	108	1

(5)
Net loss (income) and therefore adjusted EBITDA and free cash flow for the three and six months ended June 30, 2016 include $3.7 million and $4.2 million, respectively, of non-operating costs such as business optimization consulting, litigation and transaction-related severance. For the three and six months ended June 30, 2015, net income and therefore adjusted EBITDA and free cash flow include $0.3 million and $0.6 million, respectively, of similar non-operating costs.

(6)
Cash paid for interest for the three and six months ended June 30, 2016 excludes an $18.7 million payment made to our parent related to interest obligations on the senior unsecured PIK notes. Cash paid for interest for the three and six months ended June 30, 2015 exclude $18.7 million and $19.1 million, respectively, of payments made to our parent related to the interest obligations on its senior unsecured PIK notes.

Contact:
Media:
Brandon Borrman
bborrman@ancestry.com
(415) 795-6786

Investors:
Jon Laudie
jlaudie@ancestry.com
(801) 705-7925